Exhibit 2.1

UNIT PURCHASE AGREEMENT

dated as of

May 15, 2007

among

EXPRESS INVESTMENT CORP.,

LIMITED BRANDS STORE OPERATIONS, INC.,

EXPRESS HOLDING, LLC

and

LIMITED BRANDS, INC.

relating to the purchase and sale

of

66 2/3% of the Units

of

EXPRESS HOLDING, LLC

3

4

Appendix 2.04(a)     Base Statement of Net Tangible Assets

Exhibit A	Form of Covenant Agreement
Exhibit B	Form of DC Lease
Exhibit C	Form of LBOS License Agreement

5

Exhibit D	Form of LLC Agreement
Exhibit E	Form of Master Assignment and Assumption Agreement
Exhibit F	Form of Master Sublease
Exhibit G	Form of Non-LBOS Quitclaim License Agreement
Exhibit H	Form of Retained Leases Assignment and Assumption Agreement
Exhibit I	Form of Services Agreement
Exhibit J	Form of Store Leases Agreement
Exhibit K	Form of Unconditional Guaranty

6

UNIT PURCHASE AGREEMENT

AGREEMENT (this “Agreement”) dated as of May 15, 2007 among Express Investment Corp., a Delaware corporation (“Buyer”), Limited Brands Store Operations, Inc., a Delaware corporation (“Seller”), Limited Brands, Inc., a Delaware corporation (“Limited Brands”) and Express Holding, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, Seller owns 99% of the issued and outstanding limited liability company interests (the “Units”) of the Company and EXP Investments, Inc., a Delaware corporation and wholly owned Subsidiary of Limited Brands (“EXP”), owns 1% of the issued and outstanding Units;

WHEREAS, Seller desires to sell Units (the “Sold Units”) representing 66 2/3% of the aggregate Units of the Company, to Buyer, and Buyer desires to purchase the Sold Units from Seller upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, immediately following the consummation of the transactions contemplated hereby, Buyer will own 66 2/3% of the aggregate Units of the Company and Seller and EXP will collectively own 33 1/3% of the aggregate Units of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 . Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Subsidiaries shall be considered an Affiliate of Seller or Limited Brands.

“Balance Sheet” means the unaudited consolidated balance sheet of Limited Brands’ Express division as of the Balance Sheet Date. The Balance Sheet is included in Section 3.08 of the Disclosure Schedule.

“Balance Sheet Date” means February 3, 2007.

“Base Net Tangible Assets” means $350,848,000.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Tax” means any state, local or foreign income or franchise Tax, including payroll and withholding taxes, with respect to which Limited Brands or any of its Affiliates or any predecessors thereof files Returns on a consolidated, combined or unitary basis with the Company or any Subsidiary.

“Covenant Agreement” means the Covenant Agreement between Limited Brands and the Company, in the form attached hereto as Exhibit A.

“DC Lease” means the Distribution Center Lease between Distribution Land Corp. and Express, in the form attached hereto as Exhibit B.

“Disclosure Schedule” means the disclosure schedules delivered by Limited Brands and the Seller to Buyer concurrently with the execution of this Agreement.

“Debt Commitment Letter” means the Commitment Letter dated the date hereof between Morgan Stanley Senior Funding, Inc. and Buyer (a copy of which was provided to Seller on the date hereof).

“Environmental Laws” means any and all Laws having as their principal purpose the protection of the environment.

“Equity Commitment Letter” means the Equity Commitment Letter from Golden Gate Private Equity, Inc. to Buyer dated the date hereof (a copy of which was provided to Seller on the date hereof).

“Express” means Express, LLC, a Delaware limited liability company.

“Federal Tax” means any Tax, including payroll and withholding taxes, imposed under Subtitle A of the Code with respect to which the Company or any Subsidiary or any predecessor thereof has filed or will file a Return with a member of the Limited Tax Group on a consolidated basis.

“Financial Statements” means (i) the Balance Sheet and the related unaudited consolidated statements of income and cash flows of Limited Brands’ Express division for the year ended February 3, 2007, (ii) the unaudited consolidated balance sheet of Limited Brands’ Express division as of January 28, 2006 and the related unaudited consolidated statements of income and cash flows of Limited Brands’ Express division for the year ended January 28, 2006 and (iii) the unaudited consolidated balance sheet of Limited Brands’ Express division as of January 29, 2005. The Financial Statements are attached hereto as Section 3.08 of the Disclosure Schedule.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Tax” means (i) Federal Tax, (ii) Combined Tax, and (iii) with respect to each state and local taxing jurisdiction, any income, franchise or similar Tax, payroll and withholding taxes, and any sales, use, escheat or abandoned or unclaimed property Taxes payable to such state or local taxing jurisdiction by the Company or any Subsidiary or any predecessor thereof.

“Intellectual Property” means any (i) tradename, registered and unregistered trademark, service mark and related application, logo, brand name, slogan, trade dress, packaging, product design or configuration (and any goodwill associated therewith), (ii) patent, patent right, patent application or patent disclosure, (iii) copyright, copyright registration or copyright application, (iv) internet domain name registration or related applications (and any goodwill associated therewith), (v) trade secret or other proprietary confidential information, (vi) computer software and (vii) any other proprietary intellectual property right.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Stefan Kaluzny.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of Douglas L. Williams, Anne Bramman, Gail Stern, Jeff Knudson and Timothy J. Faber.

“Law” means any law, statute, regulation, rule, permit, license, certificate, judgment, order, award or other legally binding decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

“LBOS License Agreement” means the LBOS License Agreement between Limited Brands and Express, in the form attached hereto as Exhibit C.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Limited Factoring” means Limited Factoring, Inc., a Nevada corporation.

“Limited Tax Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Limited Brands is the common parent and, with respect to any Combined Tax, the applicable consolidated, combined or unitary group of which Limited Brands or any of its Affiliates is a member.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, in the form attached hereto as Exhibit D.

“Material Adverse Effect” means a material adverse effect on the business, assets or results of operations of the Company and the Subsidiaries, taken as whole, except any such effect resulting from or arising in connection with (1) this Agreement or the transactions contemplated hereby, (2) changes or conditions affecting the specialty apparel retail industry generally, (3) changes in economic, regulatory or political conditions generally, (4) the announcement, declaration, commencement, occurrence, continuation or threat of any war or armed hostilities, any act or acts of terrorism or any public health or other public emergency or crisis, (5) seasonal fluctuations affecting the Company or the Subsidiaries or the specialty apparel retail industry consistent with past fluctuations, (6) changes in applicable Law or GAAP or (7) any adverse change, effect, event, occurrence, state of facts or development that could be reasonably expected to arise from or relate to any matter set forth on any Appendix, Exhibit or Schedule attached hereto.

“Master Assignment and Assumption Agreement” means the Master Assignment and Assumption Agreement between Express (as assignor) and Limited Brands (as assignee), in the form attached hereto as Exhibit E.

“Master Sublease” means the Master Sublease between Limited Brands (as sub-lessor) and Express (as sub-lessee), in the form attached hereto as Exhibit F.

“Non-LBOS Quitclaim License Agreement” means the Non-LBOS Quitclaim License Agreement between Limited Brands and Express, in the form attached hereto as Exhibit G.

“Permits” means, with respect to a Person, all governmental licenses, permits, certificates, consents, approvals, or other governmental authorizations owned or held by, granted to, or held for the benefit of, such Person.

“Permitted Liens and Exceptions” means (1) Liens disclosed in the Disclosure Schedule; (2) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto; (3) Liens for Taxes, assessments and similar charges that are not yet due and payable; (4) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable; or (5) other Liens that do not secure payment of indebtedness for borrowed money and would not reasonably be expected to have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Pre Closing Tax Period” means (1) any Tax period ending on or before the Closing Date and (2) with respect to a Straddle Period, the portion of such period ending on and including the Closing Date.

“Reference Rate” means the rate per annum equal to the “Prime Rate” as published in The Wall Street Journal, Eastern Edition.

“Retail Factoring” means Retail Factoring, LLC, a Nevada limited liability company.

“Retained Leases Assignment and Assumption Agreement” means the Retained Leases Assignment and Assumption Agreement between Express (as assignor) and Limited Brands (as assignee), in the form attached hereto as Exhibit H.

“Retained Litigation” means the matters set forth on Section 1.01(a) of the Disclosure Schedule.

“Senior Credit Agreement” means the senior credit agreement among the Company and/or certain of its Subsidiaries and the lenders and agents named therein, which may be entered into on or about the Closing Date, substantially on the terms set forth in the Debt Commitment Letter.

“Services Agreement” means the Services Agreement between Limited Brands and Express, in the form attached hereto as Exhibit I.

“Store Leases Agreement” means the Store Leases Agreement among Limited Stores, LLC, Bath and Body Works, LLC, Victoria’s Secret Stores, LLC, Diva US, LLC, Express and Limited Brands, in the form attached hereto as Exhibit J.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company; provided that each entity identified as a Subsidiary on Section 3.07 of the Disclosure Schedule shall be considered a Subsidiary; provided further that Limited Factoring shall not be considered a Subsidiary.

“Tax” means (1) any tax, governmental fee or other like assessment or charge of any kind whatsoever; including, but not limited to, withholding on amounts paid to or by any Person, federal and state income taxes, real property gains taxes, sales and use taxes, escheat taxes, abandoned or unclaimed property taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, capital stock taxes, real and personal property taxes, environmental taxes, transfer taxes, severance taxes, alternative or add-on minimum taxes, and custom duties, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition of any such tax (a “Taxing Authority”) and (2) any liability for the payment of any amount of the type described in the immediately preceding clause (1) as a result of the Company or any Subsidiary being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the Closing Date.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable law.

“Transaction Documents” means this Agreement, the Covenant Agreement, the DC Lease, the LBOS License Agreement, the LLC Agreement, the Master Assignment and Assumption Agreement, the Master Sublease, the Non-LBOS Quitclaim License Agreement, the Retained Leases Assignment and Assumption Agreement, the Services Agreement, the Store Leases Agreement and the Unconditional Guaranty.

“Unconditional Guaranty” means the Unconditional Guaranty by the Company, in the form attached hereto as Exhibit K.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative 743(b) Statement	9.02
Buyer	Preamble
Claim	12.03
Closing	2.02
Closing Net Tangible Assets	2.04
Closing Payment	2.01	(a)
Closing Statement of Net Tangible Assets	2.04
Company	Preamble
Company IP	3.20
Company Securities	3.05
Confidentiality Agreement	7.01
Current Representation	14.04
Damages	12.02
Delinquent Payment	8.17
Designated Person	14.04
Domain Names	3.20
Estimate Certificate	2.03
Estimated Closing Net Tangible Assets	2.03
EXP	Recitals
Express Holding	Preamble
Final 743(b) Statement	9.02
Final Net Tangible Assets	2.05
Financial Support Arrangements	7.04
Indemnified Party	12.03
Indemnifying Party	12.03
Lease	3.15
Limited Brands	Preamble
Marks	3.20
Other Taxes	9.02	(c)
Payment Date	7.05
Post-Closing Invoices	7.05
Post-Closing Representation	14.04
Potential Contributor	12.05
Purchase Price	2.01	(a)
Real Property	3.15
Related Party Agreements	3.13
Retained Landlord Claims	8.17

Returns	9.01
Seller	Preamble
743(b) Statement	9.02	(a)
Sold Units	Recitals
Subsidiary Securities	3.07
Surviving Representations and Warranties	12.01
Tax Benefit	9.04	(d)
Tax Loss	9.04	(a)
Termination Date	13.01
Third Party Claim	12.03
Transaction Expenses	14.03
Transfer Taxes	9.02	(c)
Transferred Marks and Domain Names	3.20
Units	Recitals
Warranty Breach	12.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Appendices, Exhibits and Schedules are to Articles, Sections, Appendices, Exhibits and Schedules of this Agreement unless otherwise specified. All Appendices, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Appendix, Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Laws.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale; Debt Incurrence; Distribution.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Sold Units. The amount payable to Seller at the Closing is $548,000,000 in cash (the “Closing Payment”) consisting of:

(i) $431,000,000 in cash from Buyer representing the purchase price for the Sold Units (the “Purchase Price”), plus

(ii) $117,000,000 in cash pursuant to the borrowings and distributions contemplated by Section 2.01(b) which shall occur immediately prior to the purchase and sale of the Sold Units.

(b) If the Senior Credit Agreement shall have been entered into as of immediately prior to Closing, (i) the Company shall cause Express to obtain an aggregate of $131,000,000 pursuant to the Senior Credit Agreement ($125,000,000 of which shall be pursuant to a term loan and $6,000,000 of which shall be pursuant to an asset-based revolving credit facility) immediately prior to Closing and (ii) immediately following the receipt of such amount, Express shall distribute $117,000,000 to the Company and the Company shall distribute such $117,000,000 to Seller and EXP (pro rata to their respective interests). Buyer acknowledges and agrees that if any portion of the term loan or revolver loan described in the preceding sentence is not obtained pursuant to the Senior Credit Agreement, (i) Buyer shall make a term loan to Express upon the terms set forth in the Debt Commitment Letter in an amount such that the aggregate proceeds to Express pursuant to this Section 2.01(b) are equal to $131,000,000 in order to enable Express and the Company to make the distributions in full contemplated by the preceding sentence and (ii) Buyer will nonetheless be required to consummate the transactions contemplated hereby on the terms set forth herein. In addition, the Company will be permitted to incur additional indebtedness to fund any payment from the Company to Seller (or Limited Brands) pursuant to Section 2.03 or Section 2.05.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Sold Units hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York on the last to occur of (x) two Business Days following the satisfaction (or, to the extent permitted under Law, waiver) of the conditions set forth in Article 11 and (y) June 15, 2007 (or as promptly after June 15, 2007 as practicable). The Closing shall be deemed to occur at the close of business on the Closing Date. At the Closing:

(i) Immediately following the borrowings and distributions contemplated by Section 2.01(b), Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

(ii) Limited Brands, Seller and Buyer shall each deliver such other documents, instruments and agreements as are required to be delivered by such party at the Closing pursuant to this Agreement.

Section 2.03. Estimated Closing Net Tangible Assets. Not less than five Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Estimate Certificate”) of an executive officer of Seller setting forth Seller’s good faith estimate of the amount of Closing Net Tangible Assets (the “Estimated Closing Net Tangible Assets”). The amounts set forth on the Estimate Certificate shall be calculated in accordance with the provisions of Section 2.04(a) applicable to the calculation of the Closing Statement of Net Tangible Assets, including Appendix 2.04(a). If Estimated Closing Net Tangible Assets exceed Base Net Tangible Assets, the Company shall pay to Seller (or Limited Brands) the amount of such excess prior to Closing. If Base Net Tangible Assets exceed Estimated Closing Net Tangible Assets, Seller (or Limited Brands) shall pay to the Company the amount of such excess prior to Closing.

Section 2.04. Closing Net Tangible Assets.

(a) As promptly as practicable, but no later than 60 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer the Closing Statement of Net Tangible Assets (the “Closing Statement of Net Tangible Assets”). The Closing Statement of Net Tangible Assets will be accompanied by a certificate of an executive officer of Seller specifying that the Closing Statement of Net Tangible Assets was prepared in accordance with the provisions of this Section 2.04(a). The Closing Statement of Net Tangible Assets shall include only those categories of assets and liabilities and line items included in, and be in form consistent with, the Base Statement of Net Tangible Assets set forth in Appendix 2.04(a). The determination of the Closing Net Tangible Assets shall be made by applying the principles, policies and practices used in connection with the preparation of the relevant portions of the Balance Sheet so long as they are in accordance with GAAP, but shall be subject to the adjustments and clarifications set forth in Appendix 2.04(a). “Closing Net Tangible Assets” means total tangible assets minus total liabilities of the Company and the Subsidiaries as of the Closing Date as shown on the Closing Statement of Net Tangible Assets, determined as set forth in this Section 2.04(a).

(b) If Buyer disagrees with Seller’s calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.04(a), Buyer may, within 30 days after delivery of the certificate referred to in Section 2.04(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Statement of Net Tangible Assets delivered pursuant to Section 2.04(a).

(c) If a notice of disagreement shall be duly delivered pursuant to Section 2.04(b), Buyer and Seller shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts of Closing Net Tangible Assets. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall not have any material relationship with Buyer or Seller), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Net Tangible Assets. In making such calculation, such independent accountant shall consider only those items or amounts in the Closing Net Tangible Assets as to which Buyer has disagreed. Such independent accountant shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation, it being understood that the amount of the disputed items or amounts calculated by the independent accountant shall not be more than the amount thereof shown in Seller’s calculations delivered pursuant to Section 2.04(a) nor less than the amount thereof shown in Buyer’s calculation delivered pursuant to Section 2.04(b). Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by Seller if the difference between the Final Net Tangible Assets and Seller’s calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.04(a) is greater than the difference between the Final Net Tangible Assets and Buyer’s calculation of the Closing Net Tangible Assets delivered pursuant to Section 2.04(b), by Buyer if the first such difference is less than the second such difference and otherwise equally by Buyer and Seller.

(d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants and the Company and each Subsidiary to, cooperate and assist in the preparation of the Closing Statement of Net Tangible Assets and the calculation of the Closing Net Tangible Assets and in the conduct of the audits or reviews referred to in Section 2.04(c) and with respect to any review requested by Buyer to prepare any notice of disagreement referred to in Section 2.04(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

Section 2.05. Post-Closing Adjustment.

(a) If Estimated Closing Net Tangible Assets exceeds Final Net Tangible Assets, Seller (or Limited Brands) shall pay to the Company, in the manner and with interest as provided in Section 2.05(b), the amount of such excess. If Final Net Tangible Assets exceeds Estimated Closing Net Tangible Assets, the Company shall pay to Seller (or Limited Brands), in the manner and with interest as provided in Section 2.05(b), the amount of such excess. “Final Net Tangible Assets” means Closing Net Tangible Assets as shown in Seller’s calculation delivered pursuant to Section 2.04(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.04(b), or if such a notice of disagreement is delivered, as agreed by Buyer and Seller pursuant to Section 2.04(c) or in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 2.04(c); provided that, in no event shall Final Net Tangible Assets be more than Seller’s calculation of Closing Net Tangible Assets delivered pursuant to Section 2.04(a) or less than Buyer’s calculation of Closing Net Tangible Assets delivered pursuant to Section 2.04(b).

(b) Any payment made by the Company or Seller (or Limited Brands) pursuant to Section 2.05(a) shall be made in cash within five days after such calculation has been determined by delivery by the Company or Seller, as the case may be, in immediately available funds by wire transfer to an account of Seller (in the case of a payment by the Company) or the Company (in the case of a payment by Seller or Limited Brands) or by causing such payment to be credited to such account of the receiving party as may be designated by such party. Any amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.06. Payment of Indebtedness. At the Closing, upon receipt of the Closing Payment, the Seller shall repay all indebtedness for borrowed money (including any capital leases) of the Company and its Subsidiaries outstanding immediately prior to the Closing, of any kind or nature whatsoever, including any obligations related thereto (including any accrued interest or prepayment penalties) (but excluding the indebtedness for borrowed money incurred by the Company and/or its Subsidiaries at or prior to the Closing pursuant to Section 2.01(b) or otherwise in connection with the transactions contemplated hereby as agreed by Seller and Buyer). At Closing, the Seller shall deliver Buyer customary payoff letters from each holder of any indebtedness of the Company and its Subsidiaries to be repaid at the Closing.

Section 2.07. Additional Understanding. It is understood and agreed that the establishment of $350,848,000 as the amount of Base Net Tangible Assets (i) was a negotiated result to establish the base from which any adjustment pursuant to Section 2.03 is to be calculated, (ii) differs from the amount that was calculated simply by adding the amounts shown on the Base Statement of Net Tangible

Assets included as Appendix 2.04(a) (i.e., the amount shown thereon of $326,322,000) and (iii) the fact of the difference between the negotiated amount of Base Net Tangible Assets referred to in clause (i) and the calculated amount described in clause (ii) will not influence or affect in any respect the calculation of Closing Net Tangible Assets. Nothing in this Section 2.07 or in Appendix 2.04(a) shall modify in any respect the procedures set forth in Section 2.03 with respect to the calculation of Estimated Closing Net Tangible Assets.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer as of the date hereof that:

Section 3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all limited liability company powers to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Seller and have been duly authorized by all necessary corporate action on the part of Seller. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than: (a) compliance with any applicable requirements of the HSR Act; and (b) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of Seller, or the Company or any Subsidiary, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Seller, or the Company or any Subsidiary, (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or the Company or any Subsidiary, or to a loss of any benefit to which Seller, or the Company or any Subsidiary is entitled, under any provision of any agreement, contract or other instrument to which Seller, or the Company or any Subsidiary, is a party or by which any of them or their respective properties or assets is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens and Exceptions) upon or with respect to the Company, any Subsidiary, any of their respective properties or assets or the Sold Units, except, in the case of clauses (b), (c) and (d), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.05. Capitalization. The authorized equity interests in the Company consist of 300 Units, of which 297 Units have been issued to Seller and 3 Units have been issued to EXP. All Units have been duly authorized and validly issued and are fully paid and non-assessable. Other than the Units, there are no outstanding (i) limited liability company interests or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for limited liability company interests or other voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any limited liability company interests or other voting securities of the Company or securities convertible into or exchangeable for limited liability company interests or other voting securities of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities. Except for this Agreement, there are no agreements or other instruments relating to the issuance, sale or transfer of any Units or any Company Securities.

Section 3.06. Ownership and Transfer of Sold Units. Seller is the record and beneficial owner of the Sold Units, free and clear of any Lien. Subject to compliance with the matters referred to in Section 3.03, Seller has the absolute right, authority and power to sell, assign and transfer the Sold Units to Buyer free and clear of any Lien. At the Closing, Buyer will acquire good, valid and marketable title to the Sold Units, free and clear of any Lien, other than as a result of any action by Buyer or any of its Affiliates.

Section 3.07. Subsidiaries.

(a) Each Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority to carry on its business as now conducted, except as would not have, individually or in the aggregate, a Material Adverse Effect. The name and jurisdiction of organization of each Subsidiary is identified in Section 3.07 of the Disclosure Schedule. Each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) All of the issued and outstanding equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding capital stock or other equity securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien. There are no outstanding (i) shares of capital stock or other securities of any Subsidiary convertible into or exchangeable for shares of capital stock or other securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock, other securities or securities convertible into or exchangeable for capital stock or other securities of any Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary or any other Person to repurchase, redeem or otherwise acquire any Subsidiary Securities. There are no agreements or other instruments relating to the issuance, sale or transfer of any Subsidiary Securities. Neither the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association that is not a Subsidiary of the Company.

Section 3.08. Financial Statements. The Financial Statements attached hereto as Section 3.08 of the Disclosure Schedule fairly present in all material respects the consolidated financial condition, cash flows and results of operations of Limited Brands’ Express division as at the respective dates thereof and for the periods therein referred to, all in accordance with GAAP as consistently applied, except to the extent that the Financial Statements do not reflect (i) federal and state income taxes (including provision for income taxes, income taxes payable and deferred income taxes); (ii) liabilities associated with terminated leases and assets related to prepayments of rent; (iii) liabilities associated with the California wage and hour litigation described on Section 1.01(a) of the Disclosure Schedule and other legal matters (including certain Retained Litigation); (iv) liabilities associated with Limited Brands’ non-qualified retirement and deferred compensation plan obligations related to Company Employees; (v) liabilities associated with an accrual for sales returns (prior to September 2006); (vi) adjustments associated with the capitalization of outbound freight (prior to September 2006); (vii) certain inventory adjustments related to the retail method of accounting for inventory (prior to January 2006) and the cumulative impact of converting to cost method of accounting for inventory in fiscal year 2005; (viii) the costs related to share based compensation accounted for under Statement of Financial Accounting Standard No. 123R; (ix) certain other miscellaneous assets and liabilities accounted for on a centralized basis (including miscellaneous real estate and construction assets and liabilities) that were not material, individually or in the aggregate, to the Company and its Subsidiaries; and (x) costs not allocated to the Company and its Subsidiaries.

Section 3.09. Inventory. Subject to any reserve therefor included in the Balance Sheet, at the Balance Sheet Date, all inventories of the Company and its Subsidiaries (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Company consistent with past practices and were in quantities sufficient for the normal operation of the business of the Company in accordance with past practices. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Company (which is the lower of average cost or market), including any procedures normally performed only at fiscal quarter end or at the end of each fall or spring season, and in accordance with GAAP, as consistently applied by the Company. Since the Balance Sheet Date, the Company has continued to replenish its inventory and to dispose of out-of-season and slow-moving inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

Section 3.10. Absence of Certain Changes. Except as set forth in Section 3.10 of the Disclosure Schedule and except as expressly contemplated by the Transaction Documents, since the Balance Sheet Date through the date of this Agreement (other than with respect to Section 3.10(i)), the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(i) any event, occurrence or development which has had or is reasonably likely to have a Material Adverse Effect;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any membership interest or shares of capital stock, as the case may be, of the Company or by any Subsidiary to any Person other than a Subsidiary or the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding membership interests or shares of capital stock or other securities of the Company, any Subsidiary or any other entity;

(iii) any amendment of any term of any outstanding security of the Company or any Subsidiary;

(iv) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

(v) any making of any loan, advance or capital contributions to or investment in any Person by the Company or any Subsidiary other than loans, advances or capital contributions to a Subsidiary or investments made in a Subsidiary in the ordinary course of business consistent with past practice and other than travel, relocation and similar advances to employees in the ordinary course of business;

(vi) any material change in any method of accounting or accounting practice by the Company or any Subsidiary (except for any such change required by reason of a concurrent change in required GAAP);

(vii) any sale (other than sales of inventory, whether through retail channels or sales through jobbers, in the ordinary course of business), assignment, lease or other disposition of any material asset or property of the Company or any Subsidiary or imposition of any Lien on any material asset or property of the Company or any Subsidiary;

(viii) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company or any Subsidiary (or any amendment to any such existing agreement), (B) grant of any severance or termination pay to any director, officer or employee of the Company or any Subsidiary, or (C) change in compensation or other benefits payable to any director, officer or employee of the Company or any Subsidiary, in each case other than in the ordinary course of business consistent with past practice;

(ix) any adoption of or change in any Employee Plan or Benefit Arrangement maintained by the Company or any Subsidiary or any compensation or labor policy;

(x) made any material capital expenditures or commitments therefor, other than in the ordinary course of business consistent with past practice; or

(xi) any agreement, whether or not in writing, to do any of the foregoing by the Company or any Subsidiary.

Section 3.11. No Undisclosed Material Liabilities. There are no liabilities of the Company or its Subsidiaries of any kind, other than:

(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto;

(b) liabilities not required under GAAP to be shown on the Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof;

(c) liabilities incurred in the ordinary course of business (none of which arises out of or relates to any breach of contract, breach of warranty, tort, infringement or violation of law); and

(d) other undisclosed liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.12. Material Contracts.

(a) Except as set forth in Section 3.12 of the Disclosure Schedule, as of the date of this Agreement, none of the Company nor any Subsidiary has or is bound by:

(i) any agreement, indenture or other instrument relating to the borrowing of money (other than any such agreement with Seller or any of its Affiliates), other than in connection with the issuance of letters of credit or factoring arrangements in the ordinary course of business;

(ii) any material agreement, license, contract or commitment pursuant to which any trade secret, confidential or other proprietary information, or any customer information of the Company or any Subsidiary may be transferred, disclosed to or used by any third party;

(iii) any agreement, contract or commitment, for the purchase of materials, supplies, goods, services or equipment providing for either (A) annual payments of $500,000 or more or (B) aggregate payments of $1,000,000 or more, in each case (x) that cannot be terminated on not more than one year’s notice without payment of any material penalty and (y) excluding purchases of inventory in the ordinary course of business;

(iv) any agreement, contract or commitment, or group of related agreements, contracts or commitment, relating to a single capital expenditure of greater than $250,000, except for expenditures reflected in the Company’s capital expenditures budget provided to Buyer prior to the date hereof;

(v) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel, relocation and similar advances to employees in the ordinary course of business;

(vi) any material management service, sales agency, sales representative, distributorship or any other similar type contract, except for any such agreements with Seller or any of its Affiliates;

(vii) any material partnership, joint venture or similar agreement or arrangement;

(viii) any agreement, contract or commitment limiting the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person except for customary exclusives and restrictions as may be contained in leases or other occupancy contracts that relate to a certain shopping center and not the business generally;

(ix) any collective bargaining agreement; or

(x) any agreement for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum.

Seller has furnished or made available to Buyer true and complete copies of each agreement, lease, plan or other document required to be disclosed in Section 3.12 of the Disclosure Schedule.

(b) Each material contract, agreement or commitment required to be disclosed in Section 3.12 of the Disclosure Schedule is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. None of the Company or any Subsidiary or, to the knowledge of Seller, any other party thereto, is in default or breach in any respect under the terms of any such contract, agreement or commitment, except for any such defaults or breaches which would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13. Certain Related Party Contracts. Except as set forth on Section 3.13 of the Disclosure Schedule, as otherwise provided in the Transaction Documents, or to the extent arising out of ordinary course commercial dealings of the business of the Company and its Subsidiaries, there are no agreements, contracts, commitments or understandings, other than any such agreements, contracts, commitments or understandings that will be terminated as of Closing without any further liability or obligation on the part of the Company or any

Subsidiary, by and between Seller or its Affiliates, on the one hand, and the Company or any Subsidiary, on the other hand, which are material to the business of the Company, including, without limitation, any such agreements, contracts, commitments or understandings pursuant to which Seller or such Affiliate provides or receives any information, assets, properties, support or other services to or from the Company or any Subsidiary (including, but not limited to accounting, tax, data processing, information technology and legal services) (collectively, “Related Party Agreements”).

Section 3.14. Litigation. There is no claim, action, suit, investigation or proceeding pending against, or to the knowledge of Seller, threatened against, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.14 of the Disclosure Schedule lists, as of the date hereof, each material known claim, action, suit, investigation or proceeding pending or threatened against the Company or any Subsidiary or any of their respective properties, and all known material orders or other decrees binding on the Company or any Subsidiary or any of their respective properties.

Section 3.15. Properties.

(a) Section 3.15 of the Disclosure Schedule correctly lists each parcel of real property leased or subleased by the Company or any Subsidiary as of the date hereof (the “Real Property”). The Company and its Subsidiaries do not own any Real Property in fee simple.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each material lease of Real Property, together with all amendments and modifications thereto (each, a “Lease”) is in full force and effect in accordance with its terms; (ii) all material amounts due and payable as rent due under each such Lease have been paid in full (except that routine reconciliations of typical lease charges such as taxes, common area maintenance payments, insurance and the like may still be owed for prior years if such amounts have not been billed by landlords or are in the routine process of payment on the date hereof or are being disputed); (iii) in each case the lessee or an affiliate has been in peaceable possession since the commencement of the original term of such Lease and no material waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and (iv) to Seller’s knowledge, there exists no material default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default under such Lease allowing the landlord to terminate such Lease. Neither the Company nor any Subsidiary or, to the knowledge of Seller, any other party thereto, has violated any of the terms or conditions under any such Lease, except for any such violations which would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have adequate rights of ingress and egress and adequate electric, light, telephone and water utilities with respect to all Real Property for operation of the business of the Company and its Subsidiaries in the ordinary course and consistent in all material respects with past practice and with the business plans of the Company and its Subsidiaries as in effect on the date hereof, except for the failure of the Company or its Subsidiaries to have such rights as would not constitute, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, no condemnation proceeding or other litigation is pending or, to the knowledge of Seller, threatened which would preclude or impair the use of any such Real Property by the Company and its Subsidiaries for the purposes for which it is currently used or proposed to be used as of the date hereof.

Section 3.16. Sufficiency of Assets. As of the Closing, the assets of the Company and its Subsidiaries, together with the services and assets provided to the Company and its Subsidiaries pursuant to the Transaction Documents, will be sufficient to conduct the business of the Company and its Subsidiaries substantially as conducted on the date hereof. The Company and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, all of the assets (both tangible and intangible), free and clear of Liens (other than Permitted Liens and Exceptions) reflected on the Balance Sheet (other than those disposed of in the ordinary course of business prior to the date hereof or disposed of after the date hereof as permitted by this Agreement) or acquired thereafter or otherwise used by them in their business.

Section 3.17. Licenses and Permits. The Company and its Subsidiaries have all Permits necessary for the operation of the business of the Company and its Subsidiaries as such business is being conducted as of the date hereof, except for the absence of such Permits as would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in any material respect under any of such Permits.

Section 3.18. Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) No written notice, request for information, order, complaint or penalty has been received by Seller or any of its Affiliates, the Company or any Subsidiary within the two years preceding the date hereof or as to matters that have not been resolved, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of Seller threatened, which allege a violation of any Environmental Law, in each case relating to the Company or any Subsidiary or any property currently owned, leased or operated by the Company or any Subsidiary and arising out of any Environmental Law;

(b) The Company and each Subsidiary, any property currently owned or operated by the Company or any Subsidiary and any property currently leased by the Company or any Subsidiary, have in full force and effect all material Permits necessary for their operations to comply with all applicable Environmental Laws and are in material compliance with the terms of such Permits and with all other applicable Environmental Laws; and

(c) There has been no environmental audit, investigation, report, sampling report, remediation report or other related report conducted within the past five years by or on behalf of Seller, the Company or any Subsidiary of or related to the environmental condition of any property currently owned, leased or operated by the Company or any Subsidiary which has not been delivered or made available to Buyer prior to the date hereof and listed on Section 3.18 of the Disclosure Schedule.

Section 3.19. Compliance with Laws. The Company and each Subsidiary, and their respective predecessors with respect to the business of the Company and each Subsidiary, are, and at all times since January 1, 2006 have been, in compliance with all applicable Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20. Intellectual Property.

(a) Section 3.20(a)(i) of the Disclosure Schedule sets forth each material (i) registered trademark, service mark and related application (the “Marks”) and (ii) internet domain name registration and related application (the “Domain Names”), in each case owned by the Company or any Subsidiary as of the date hereof. Neither the Company nor any Subsidiary owns any registration or application for registration of any Intellectual Property other than the Marks and the Domain Names. Section 3.20(a)(ii) of the Disclosure Schedule sets forth all material license agreements to which the Company or any Subsidiary is a party with respect to any Marks or Domain Names as of the date hereof. The Intellectual Property owned or licensed by the Company and its Subsidiaries (collectively, the “Company IP”) is sufficient for the continued conduct of the respective businesses of the Company and its Subsidiaries after the Closing in the same manner as such businesses were conducted prior to the Closing in all material respects. To the knowledge of Seller, the operation of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party in any material respect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) each Mark and Domain Name listed in Section 3.20(a)(i) of the Disclosure Schedule (the “Transferred Marks and Domain Names”) is registered in the name of the Company or one of its

Subsidiaries, as indicated in Section 3.20(a)(i) of the Disclosure Schedule, none of the material Marks are abandoned and all of the material Marks are subsisting, (ii) as of the date hereof, to the knowledge of Seller, there is no infringement of the Transferred Marks and Domain Names or any other Company IP by any third party and (iii) to the knowledge of Seller, the continued use of the Transferred Marks and Domain Names in the business will not result in any infringement or dilution of the Intellectual Property rights of any third party in the United States and there is no claim as to any Transferred Marks and Domain Names registered in the foreign countries identified in Section 3.20(b) of the Disclosure Schedule.

Section 3.21. Finders’ Fees. Except for Banc of America Securities LLC, whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates, the Company or any Subsidiary which might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.22. Company Activities. The Company was duly formed on May 9, 2007 in accordance with the Delaware Limited Liability Company Act. As of the date hereof, the Company has no assets or liabilities, and has conducted no business, operations or activities since its formation, except for such activities as are incidental to its formation or to the execution and delivery of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LIMITED BRANDS

Except as set forth in the Disclosure Schedule, Limited Brands represents and warrants to Buyer as of the date hereof that:

Section 4.01. Corporate Existence and Power. Limited Brands is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Limited Brands of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Limited Brands and have been duly authorized by all necessary corporate action on the part of Limited Brands. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of Limited Brands, enforceable against Limited Brands in accordance with its respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (b) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity). No approval of the stockholders of Limited Brands is required in connection with the execution, delivery and performance by Limited Brands of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Limited Brands of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no action, consent or approval by or in respect of, filing with or notice to, any governmental body, agency or official other than: (1) compliance with any applicable requirements of the HSR Act; and (2) any other such action or filing as to which the failure to make or obtain would not have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04. Noncontravention. The execution, delivery and performance by Limited Brands of any of the Transaction Documents to which it is or will be a party, and the consummation of the transactions contemplated thereby do not and will not (a) violate or conflict with the organizational documents of Limited Brands, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Limited Brands or (c) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Limited Brands, or to a loss of any benefit to which Limited Brands is entitled, under any provision of any agreement, contract or other instrument to which Limited Brands is a party or by which any of them or their respective properties or assets is bound, except, in the case of clauses (a) and (b), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof, that:

Section 5.01. Corporate Existence and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate or other power and authority, and all material Permits, required to carry on its business as now conducted, to own and lease assets which it owns and leases and to perform all of its obligations under each agreement to which it is a party or by which it is bound. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby are within the corporate powers and authority of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of the Transaction Documents to which it is or will be a party constitutes, or will when executed constitute, the legal, valid and binding obligation of Buyer, as applicable, enforceable against Buyer in accordance with its respective terms, (i) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of each of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby require no material action, consent or approval by or in respect of, material filing with or material notice to, any governmental body, agency or official other than (a) compliance with any applicable requirements of the HSR Act and (b) any other such action or filing as to which the failure to make or obtain would not impair the ability of Buyer to consummate the transactions contemplated by the Transaction Documents.

Section 5.04. Noncontravention. The execution, delivery and performance by Buyer of the Transaction Documents to which it is or will be a party and the consummation of the transactions contemplated thereby do not and will not (i) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Buyer or (iii) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer, or to a loss of any material benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument to which Buyer is a party or by which Buyer or its properties or assets is bound.

Section 5.05. Financing. Buyer has and will have prior to the Closing sufficient cash, available lines of credit or other sources of immediately available funds necessary to enable it to pay the Closing Payment at Closing and any other amounts payable by Buyer hereunder.

Section 5.06. Litigation; Compliance with Laws. There are no claims, actions, suits, investigations or proceedings pending against, or to the knowledge of Buyer, threatened against or affecting, Buyer or any subsidiary of Buyer, any of their respective properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents as of the date hereof. Buyer and its subsidiaries are in compliance in all material respects with all applicable Laws, and neither Buyer nor any subsidiary of Buyer has any basis to expect any notice, order or other written communication from any governmental agency or instrumentality thereof alleging any actual or potential material violation of or failure to comply with any Law.

Section 5.07. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.08. Purchase for Investment. Buyer is purchasing the Sold Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Sold Units and is capable of bearing the economic risks of such investment. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Sold Units as contemplated hereunder. Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents. Buyer acknowledges that Seller and its Affiliates have given Buyer access to key employees, documents and facilities of the Company and its Subsidiaries and, to the extent related to the Company or any Subsidiary, Seller and its Affiliates. Buyer is purchasing the Sold Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

ARTICLE 6

COVENANTS OF SELLER AND LIMITED BRANDS

Seller agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Closing Date, except as set forth in the Disclosure Schedule or as contemplated by any of the Transaction Documents, Limited Brands and Seller shall cause the Company and each Subsidiary to (i) conduct its business in the ordinary course in a manner consistent with past practice and (ii) use its reasonable efforts to preserve intact its business organizations and relationships and goodwill with third parties and to keep available the services of its present employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as required by Law, as set forth in the Disclosure Schedule or as contemplated by the Transaction Documents, Limited Brands and Seller will not, to the extent relating to the Company and its Subsidiaries, without the prior consent of Buyer (not to be unreasonably withheld), permit the Company or any of the Subsidiaries to:

(a) adopt or propose any change in its organizational documents;

(b) merge or consolidate with any other Person or acquire a material amount of assets from any other Person other than (i) pursuant to existing contracts, agreements or commitments that are disclosed herein or in the Disclosure Schedule and (ii) the acquisition of inventory, materials or supplies in the ordinary course of business;

(c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) for the sale of inventory in the ordinary course of business or (iii) for the sale, lease, disposition or encumbrance of amounts of assets no longer used in the ordinary course of business;

(d) make any loan, advance or capital contribution to or investment in any Person, except for travel, relocation and similar advances in the ordinary course of business;

(e) incur, assume or guarantee any material indebtedness for borrowed money, other than letters of credit incurred or entered into in the ordinary course of business;

(f) except as required by Law or any pre-existing contract as in effect as of the date hereof, make, grant or promise any compensation or employee benefit increase or change to any non-store level employee, other than in the ordinary course of business consistent with past custom and practice; or

(g) enter into a binding agreement to do any of the foregoing.

Section 6.02. Access to Information.

(a) Access to Information Prior to Closing. From the date hereof until the Closing Date, Limited Brands and Seller will (i) give, and will cause the Company and its Subsidiaries to give, Buyer and its counsel, financial advisors, auditors and other authorized representatives, reasonable access to the offices, properties, books and records of the Company and its Subsidiaries and, to the extent related primarily to the Company and its Subsidiaries, to the books and records of Limited Brands and Seller, during normal business hours and upon reasonable prior notice, (ii) furnish, and will cause the Company and its Subsidiaries to furnish, to Buyer and its counsel, financial advisors, auditors and other authorized representatives, such financial and operating data and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Limited Brands, Seller, the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.02 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of Limited Brands or any of its Affiliates, the Company or any Subsidiary. Notwithstanding the foregoing, Buyer shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information the disclosure of which in Limited Brands’ good faith opinion could subject Limited Brand or any of its Affiliates, the Company or any Subsidiary to risk of liability.

(b) Access to Information Following Closing. From and after the Closing Date, Limited Brands and Seller will afford promptly to Buyer and its counsel, auditors and other authorized representatives reasonable access to its books of account, financial and other records, employees and auditors to the extent they relate to the Company or its Subsidiaries and to the extent necessary to permit Buyer to determine any matter relating to its rights and obligations in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company or its Subsidiaries or Buyer’s rights or obligations under any of the Transaction Documents; provided that any such access by Buyer and its counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Limited Brands or any of its Affiliates.

Section 6.03. Maintenance of Insurance Policies. Prior to the Closing, Seller and its Affiliates will use reasonable efforts to maintain insurance policies for the Company and the Subsidiaries and their assets, properties and employees in an amount and scope consistent with any such insurance policies in effect as of the date hereof. The Company and the Subsidiaries shall after the Closing continue to have coverage under any such insurance policies in effect at the Closing with respect to, but only with respect to, events occurring prior to the Closing (except that, with respect to claims made policies, the Company and the Subsidiaries shall have coverage after the Closing only with respect to claims made prior to the Closing), and it is understood that (i) the Company and the

Subsidiaries shall continue to be responsible for amounts (including deductibles) not covered by such insurance policies and (ii) the provisions of this Section 6.03 shall not obligate Seller or any of its Affiliates to pay any money with respect to any insurance policies (including, without limitation, with respect to insurance policies in effect on or prior to the Closing) after the Closing.

Section 6.04. Elimination of Intercompany Accounts. Immediately prior to the Closing, Seller shall cause any and all intercompany accounts of any kind or nature whatsoever (other than intercompany accounts arising out of ordinary course commercial dealings of the business of the Company and its Subsidiaries which will be reflected in the Closing Net Tangible Assets determination), between Seller and any of its Affiliates, on the one hand, and the Company and its Subsidiaries on the other, to be collected, paid, eliminated or otherwise settled.

Section 6.05. Audited Carve-out Financial Statements. Seller shall use commercially reasonable efforts to prepare and deliver to Buyer by July 6, 2007 (or earlier if reasonably practicable), an audited carve-out consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date, together with the related audited carve-out consolidated statements of income and cash flows of the Company and its Subsidiaries for the year ended February 3, 2007. For the avoidance of doubt, Buyer acknowledges and agrees that so long as Seller has used commercially reasonable efforts to prepare and deliver the financial statements referred to in the preceding sentence by July 6, 2007, the failure of Seller to actually deliver such financial statements by July 6, 2007 shall not be a breach of this Agreement by Seller, provided that it is understood that, if the Closing occurs, Seller shall continue to use commercially reasonable efforts after such date to prepare and deliver such financial statements.

Section 6.06. Transaction Documents. Buyer acknowledges that from and after Closing, each of the Company and Express will be subject to each of the Transaction Documents to which it is party delivered by Seller or Limited Brands pursuant to Section 11.02(b).

ARTICLE 7

COVENANTS OF BUYER, SELLER AND THE COMPANY

Buyer, Seller and the Company agree that:

Section 7.01. Confidentiality. All information provided or made available to Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) will be subject to the Confidentiality Agreement dated February 23, 2007 between Buyer and Limited Brands (the “Confidentiality Agreement”), which agreement shall remain in full force and effect until the Closing and shall thereupon terminate except that the disclosure, but not the use (to the extent necessary to operate the Company and the

Subsidiaries in the ordinary course) of any Confidential Information (as defined in the Confidentiality Agreement) to the extent related solely to Seller or its Affiliates shall continue to be governed by the terms of the Confidentiality Agreement.

Section 7.02. Cooperation on Certain Matters.

(a) Access to Information Following Closing. From and after the Closing Date, Buyer will afford, and will cause the Company and each Subsidiary to afford, promptly to Seller and its Affiliates and their counsel, auditors and other authorized representatives reasonable access to their books of account, financial and other records, employees and auditors to the extent they relate to the Company or its Subsidiaries (including the Retained Litigation and the Retained Landlord Claims) and to the extent necessary to permit Seller and its Affiliates to determine any matter relating to their rights and obligations in connection with any audit, investigation, dispute or litigation (including the Retained Litigation and the Retained Landlord Claims) or any other reasonable business purpose relating to the Company or its Subsidiaries or Seller’s or any of its Affiliate’s rights or obligations under any of the Transaction Documents; provided that any such access by Seller and its Affiliates and their counsel, auditors and other authorized representatives shall not unreasonably interfere with the conduct of the business of Buyer, its Affiliates, the Company or any of its Subsidiaries. Notwithstanding the foregoing, Seller and its Affiliates shall not have access to personnel records relating to individual performance or evaluation records, medical histories or other information the disclosure of which in Buyer’s good faith opinion would subject Buyer or any of its Affiliates, the Company or any Subsidiary to risk of liability, except, in each case, to the extent determined by Seller or its Affiliates in good faith to be necessary or appropriate in connection with any of their respective rights or obligations under any of the Transaction Documents or with respect to the Retained Litigation.

(b) Retention of Records. From and after the Closing Date, except as otherwise required by law or agreed to in writing, Buyer and its Affiliates shall, and shall cause the Company and its Subsidiaries to, retain all information and records (including, without limitation, records relating to Taxes) relating to the businesses of the Company and its Subsidiaries that were in the possession of the Company or any Subsidiary as of the Closing Date and, with respect to Taxes, all records related to Returns for Straddle Periods. In addition, Buyer and its Affiliates shall retain all information and records relating to any matter as to which Limited Brands or Seller seeks or may seek indemnification from Buyer hereunder, in each case until final resolution of the matter to which such information and records relate. Notwithstanding the prior two sentences of this Section 7.02(b), Buyer and its Affiliates may destroy or otherwise dispose of any such information and records at any time, provided that, prior to such destruction or disposal, (i) Buyer shall provide not less than 90 days’ prior written notice to Seller, specifying the information and records proposed to be destroyed or disposed of, and (ii) if Seller shall request in writing prior to the scheduled date for such destruction or disposal that any of the information and records proposed to be destroyed or disposed of be delivered to Seller, Buyer shall promptly arrange for the delivery of such of the information and records as was requested.

Section 7.03. Insurance. Buyer agrees that, subject to Section 6.03, all insurance policies covering the Company or any Subsidiary maintained by or on behalf of Seller or its Affiliates shall not provide coverage to the Company or the Subsidiaries following the Closing and that, after the Closing, Seller and its Affiliates shall have no obligation of any kind to maintain any form of insurance covering the Company or any Subsidiary.

Section 7.04. Guarantees.

(a) From and after the date hereof (including after the Closing Date), to the extent reasonably requested by Seller, the Company shall use its reasonable best efforts to cause the unconditional release of Seller and its Affiliates from their obligations under any guarantees (including, without limitation, guarantees of lease obligations), letters of credit, surety bonds and other financial support arrangements maintained by Seller or any of its Affiliates in connection with the business or operations of the Company or any of its Subsidiaries and listed on Section 7.04 of the Disclosure Schedule (collectively, the “Financial Support Arrangements”). It is understood and agreed that in no event shall Buyer, the Company or any Subsidiary be obligated to pay any money to any Person to obtain any such unconditional release.

(b) If, from and after the Closing, (i) any amounts are drawn or required to be paid under any Financial Support Arrangement by Seller or any of its Affiliates in connection with events or other matters occurring after the Closing Date or (ii) Seller or any of its Affiliates is required to pay any fees, costs or expenses under the terms of any Financial Support Arrangement, then Seller shall promptly provide the Company with written evidence of the underlying payment obligation. Upon receipt of such notice, the Company shall promptly satisfy such payment obligation on behalf of Seller or its Affiliates, or, if Seller or any of its Affiliates has made such payments itself, the Company shall reimburse Seller for such amounts promptly after receipt from Seller of proof of payment.

(c) Any amount payable pursuant to Section 7.04(b) shall bear interest at the Reference Rate commencing on the date such amount is paid by Seller or its Affiliates in connection with such Financial Support Arrangements. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 7.05. Outstanding Checks; Reimbursement of Payments by Seller.

(a) Seller shall ensure that checks written but not cashed before the Closing in respect of obligations of the Company or any of its Subsidiaries shall be paid.

(b) It is the intent of the parties that, except as contemplated by any of the Transaction Documents, all invoices relating to the Company or any of its Subsidiaries received from a third party after the Closing be paid by the Company or a Subsidiary (as opposed to Seller or any of its Affiliates) and, in furtherance of such intent, Seller will use its reasonable commercial efforts to promptly forward to the Company all invoices relating to the Company or any of its Subsidiaries which are received by Seller or any of its Affiliates after the Closing (“Post-Closing Invoices”). It is understood, however, that there may be circumstances in which, notwithstanding the use of such reasonable commercial efforts, Seller or one of its Affiliates will pay a Post-Closing Invoice on behalf of the Company or one of its Subsidiaries. It is agreed that Buyer shall cause the Company to reimburse Seller, or an Affiliate of Seller, as Seller may designate, for all amounts paid by Seller or any of its Affiliates in respect of Post-Closing Invoices within ten (10) days after receipt from Seller of a notice thereof accompanied by written evidence of the underlying payment (each, a “Payment Date”). If the Company fails to pay any payment within thirty (30) days of the relevant Payment Date, the Company shall be obligated to pay, in addition to the amount due on such Payment Date, interest on such amount at the Reference Rate, plus 3% per annum compounded monthly from the relevant Payment Date through the date of payment.

Section 7.06. Inspections; No Other Representations. Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary. Buyer agrees to accept the Sold Units in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, oral or otherwise, made by or on behalf of or imputed to Seller or any of its Affiliates, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller and its Affiliates make no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Company, its Subsidiaries, Seller, any of Seller’s Affiliates or any of the foregoing business, assets, liabilities or operations, except as expressly set forth in this Agreement.

ARTICLE 8

COVENANTS OF BUYER, SELLER AND LIMITED BRANDS

Buyer and Seller agree that:

Section 8.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by any of the Transaction Documents. Seller and Buyer shall execute and deliver, and Seller, prior to the Closing, and Buyer, after the Closing, shall cause the Company and each Subsidiary to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement expeditiously the transactions contemplated by any of the Transaction Documents.

Section 8.02. Certain Filings.

(a) Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by any of the Transaction Documents and (ii) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers. In furtherance and not in limitation of the foregoing, if required, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof (and in any event, within 5 Business Days of the date hereof) and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) If any objections are asserted with respect to the transactions contemplated by the Transaction Documents under any antitrust Law or if any action, suit or other proceeding is instituted or threatened by any governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Law, Buyer and Seller shall use their respective reasonable best efforts promptly to resolve such objections.

(c) Buyer and Seller shall use their respective reasonable best efforts to keep the other party informed in all material respects with respect to any communication given or received in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated by the Transaction Documents.

Section 8.03. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to any Transaction Document or the transactions contemplated thereby and will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, except as provided by Section 7.01, no provision of this Agreement shall relieve Buyer or any of its Representatives (as such term is defined in the Confidentiality Agreement) from any of its obligations under the Confidentiality Agreement.

Section 8.04. Services Agreement. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the Services Agreement.

Section 8.05. LLC Agreement. At the Closing, the parties shall enter into the Limited Liability Company Agreement.

Section 8.06. DC Lease. At the Closing, Limited Brands will cause each of Distribution Land Corp. and Express to enter into the DC Lease.

Section 8.07. Covenant Agreement. At the Closing, Limited Brands will enter into (and will cause the Company to enter into) the Covenant Agreement.

Section 8.08. Master Assignment and Assumption Agreement. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the Master Assignment and Assumption Agreement.

Section 8.09. Master Sublease. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the Master Sublease.

Section 8.10. Store Leases Agreement. At the Closing, Limited Brands will enter into (and will cause Express and each other party thereto to enter into) the Store Leases Agreement.

Section 8.11. Retained Leases Assignment and Assumption Agreement. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the Retained Leases Assignment and Assumption Agreement.

Section 8.12. LBOS License Agreement. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the LBOS License Agreement.

Section 8.13. Non-LBOS Quitclaim License Agreement. At the Closing, Limited Brands will enter into (and will cause Express to enter into) the Non-LBOS Quitclaim License Agreement.

Section 8.14. Unconditional Guaranty. At the Closing, the Company will enter into the Unconditional Guaranty.

Section 8.15. Cancellation of Related Party Contracts. Except as contemplated by any of the Transaction Documents, as set forth on Section 8.15 of the Disclosure Schedule or to the extent arising prior to the Closing out of ordinary course commercial dealings of the business of the Company and its Subsidiaries, all Related Party Agreements shall be cancelled as of the Closing Date and no party thereto shall have any further liability or obligation with respect thereto. From and after the Closing, all transactions between the Company or any Subsidiary, on the one hand, and Seller or its Affiliates, on the other hand, shall be governed by the Transaction Documents.

Section 8.16. Mutual Release.

(a) Effective immediately prior to the Closing, Seller hereby irrevocably waives, releases and discharges the Company and its Subsidiaries from any and all liabilities and obligations to Seller and its Affiliates of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding, or the limited liability agreement, articles, bylaws, or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity. The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (i) any of the Transaction Documents (including, without limitation, indemnification obligations arising under Article 9 or Article 12 of this Agreement) or (ii) any agreement entered into on or after the Closing Date.

(b) At the Closing, Buyer shall cause the Company to irrevocably waive, release and discharge Seller and its Affiliates from any and all liabilities and obligations to the Company and its Subsidiaries of any kind or nature whatsoever (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding, or the articles, bylaws, or other constitutive documents of the Company or any of its Subsidiaries or otherwise at law or equity. The foregoing waiver, release and discharge shall not apply in respect of any liability or obligation arising under (i) any of the Transaction Documents (including, without limitation, indemnification obligations arising under Article 9 or Article 12 of this Agreement) or (ii) any agreement entered into on or after the Closing Date.

Section 8.17. Retained Landlord Claims. It is understood and agreed that (i) effective at Closing, the Company and its Subsidiaries shall assign to Seller or an Affiliate designated by Seller all of their rights to pursue claims for overpayments in respect of any of the Leases to the extent, but only to the extent, such overpayments relate to payments made prior to the Closing in respect of periods prior to the Closing (the “Retained Landlord Claims”) and (ii) at and after the Closing, the Company and its Subsidiaries shall execute such additional written assignments or other agreements as Seller shall reasonably request to implement or evidence the assignment of the Retained Landlord Claims. Without limiting the generality of the foregoing, it is understood and agreed that Seller (i) at its expense, shall control the pursuit and defense of any and all Retained Landlord Claims and shall be entitled to pursue and control the prosecution and defense of litigation or similar proceedings in respect of any such Claim and (ii) shall be entitled to all proceeds, awards, judgments and settlements in respect of any Retained Landlord Claims; provided that if, in connection with the pursuit of a Retained Landlord Claim, it is determined that rent, additional rent or percentage rent (however characterized) due and payable prior to the Closing in respect of the relevant lease was not paid in full prior to the Closing (a “Delinquent Payment”), Seller shall be responsible for such Delinquent Payment. Seller shall use good faith efforts to pursue Retained Landlord Claims in a way that reduces the risk of material impairment to the conduct of business at any affected leasehold (it being understood that, notwithstanding the foregoing, (i) Seller is entitled to pursue the Retained Landlord Claims and (ii) the pursuit of Retained Landlord Claims could result in material impairment to the conduct of business at any affected leasehold).

Section 8.18. Retained Litigation. It is understood and agreed that (i) effective at Closing, the Company and its Subsidiaries shall assign to Seller or an Affiliate designated by Seller all of their rights with respect to the Retained Litigation and (ii) at and after the Closing, Buyer shall cause the Company and its Subsidiaries to execute such additional written assignments or other agreements as Seller shall reasonably request to implement or evidence the assignment of the Retained Litigation. Without limiting the generality of the foregoing, it is understood and agreed that Seller (i) at its expense, shall control the pursuit and defense of any and all Retained Litigation and shall be entitled to pursue and control the prosecution and defense of any such Retained Litigation and (ii) shall be entitled to all proceeds, awards, judgments and settlements in respect of, and shall be responsible for all Damages arising out of, any Retained Litigation.

Section 8.19. Litigation Cooperation. Without limiting the generality of Section 7.02(a), from and after Closing, Buyer shall, and shall cause the Company and its Subsidiaries to, make available to Seller and its Affiliates and their accountants, counsel, and other designated representatives, at Seller’s cost and upon written request, the officers, employees and representatives of Buyer, its controlled Affiliates and the Company and its Subsidiaries as witnesses, and shall otherwise cooperate with Seller and its Affiliates, and furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case to the extent reasonably required in connection with any legal, administrative or other proceeding arising out of (i) the Company’s or any of its Subsidiaries’ business and operations prior to the Closing Date in which Seller or any of its Affiliates may from time to time be involved or otherwise related to any of the Transaction Documents (other than with respect to proceedings involving disputes between Buyer, on the one hand, and Seller and its Affiliates, on the other hand), (ii) the Retained Litigation or (iii) the Retained Landlord Claims; provided, that Seller shall use its reasonable best efforts to pursue the Retained Litigation and the Retained Landlord Claims in a manner that does not involve Buyer, its Affiliates, the Company or any Subsidiary, or their respective directors, officers, employees or representatives (including, without limitation, to the extent feasible, pursuing litigation or similar proceedings in the name of Seller or one of its Affiliates); provided further that any such cooperation by Buyer, its Affiliates, the Company or its Subsidiaries shall not unreasonably interfere with the conduct of the business of Buyer, its Affiliates or the Company or its Subsidiaries, as applicable. If Seller is unable to pursue the Retained Landlord Claims or the Retained Litigation without involving Buyer, its controlled Affiliates or the Company or its Subsidiaries, Buyer and its controlled Affiliates will, and Buyer will cause the Company and any Subsidiary to, execute all complaints and other court or similar papers reasonably requested in order to assist Seller and its Affiliates in their efforts to pursue the Retained Landlord Claims and the Retained Litigation.

ARTICLE 9

TAX MATTERS

Section 9.01. Tax Representations. Seller represents and warrants to Buyer as of the date hereof that, except as set forth in the Balance Sheet (including the notes thereto) or in Section 9.01 of the Disclosure Schedule, (a) all Tax returns, statements, reports and forms (collectively, “Returns”) that are material and are required to be filed with any Taxing Authority by, or with respect to, the Company or any Subsidiary on or before the Closing Date (taking into account any duly obtained extensions) have been, or will be, timely filed, (b) the Company and the Subsidiaries (or, in the case of a Return of a Limited Tax Group, Limited Brands) have timely paid all Taxes shown as due and payable on the Returns that have been filed, (c) the Returns that have been filed are true, correct and complete in all material respects, (d) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to the Company or any Subsidiary in respect of any material Tax, (e) each of the Company and its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party, (f) there is no claim pending or to Seller’s knowledge proposed or threatened by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that such Person is or may be subject to taxation in such jurisdiction, (g) none of the Company or its Subsidiaries has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority, and (h) each of the Company and its Subsidiaries (other than Expressco, Inc., prior to its merger into Express) has been at all times classified as a partnership or disregarded entity within the meaning of Treasury Regulation Section 301.7701-2(a) and none has made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3.

Section 9.02. Tax Covenants.

(a) Seller and Buyer shall cause the Company to make an election under Section 754 of the Code effective for the taxable year of the Company in which the Closing occurs. Buyer shall prepare and deliver to Seller for its review and comment a statement (the “743(b) Statement”) as promptly as practicable after the determination of Final Net Tangible Assets, setting forth the allocation of the adjustment to the bases of the Company’s assets. If Seller disagrees with the allocation on the 743(b) Statement, Seller may deliver a notice to Buyer specifying those items as to which Seller disagrees or setting forth an alternative 743(b) Statement (the “Alternative 743(b) Statement”). Seller and Buyer shall use their reasonable best efforts to resolve any issues arising from the 743(b) Statement. If Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause an independent accountant of nationally recognized standing reasonably satisfactory to Seller and Buyer (who shall not have any material relationship with Seller or Buyer) promptly to review the 743(b) Statement and the notice specifying the disputed items or the Alternative 743(b) Statement for purposes of determining the proper allocation of the adjustment to the bases of the Company’s assets. Such independent accountant shall deliver to Seller and Buyer, as promptly as practicable, a final 743(b) Statement (the “Final 743(b) Statement”), it being understood that such Final 743(b) Statement shall be final and binding upon the parties hereto. The cost of such review and preparation of the Final 743(b) Statement shall be borne by Seller and Buyer equally. Seller and Buyer agree to be bound by the 743(b) Statement (or the Final 743(b) Statement, if applicable) and act in accordance therewith in the preparation, filing and audit of any Return.

(b) Seller shall prepare and timely file all Returns reflecting the income of the Company or any Subsidiary for all Pre-Closing Tax Periods. Seller and Buyer shall cause the Company to provide Seller at least 60 days before the applicable Returns are due such information as Seller may reasonably require in the preparation of such Returns.

(c) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (including any real property transfer Tax and any similar Tax) (all such Taxes, excluding Other Taxes (as defined below), “Transfer Taxes”) shall be paid by the party having liability therefor under applicable Law (or, if both Buyer or one of its Affiliates, on the one hand, and Seller or one of its Affiliates, on the other hand, have liability under applicable Law, then 50% of such Tax shall be paid by Buyer and the remaining 50% shall be paid by Seller), and such party (or, in the case of Taxes paid by both Buyer and Seller, both parties) will file all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation; provided that Buyer, on the one hand, and Seller, on the other hand, will each bear 50% of the economic burden of any Transfer Tax and of the expenses of preparing and filing all necessary Transfer Tax returns and other documentation, and Buyer and Seller shall make all such payments to one another as are necessary to achieve such allocation of such economic burden; and provided further that a reasonable period of time in advance of paying any Transfer Tax or filing any related return or other documentation, the parties will consult with one another in good faith in order to agree whether the payment of such Transfer Tax or filing of such return or other documentation is required under applicable Law. Notwithstanding any other provision of this Agreement, the Company or its Subsidiaries shall be liable for and bear the entire economic burden of any Taxes or other payments to be made to a governmental authority as a result of the transactions contemplated by this Agreement for the purpose of having the Buyer, any of its Affiliates, the Company or any Subsidiary qualify to do business in a jurisdiction, be authorized to collect sales tax, receive applicable vendors’ or other licenses, or receive other, similar authorizations, licenses, qualifications or permissions (“Other Taxes”). The provisions of this Section 9.02(c), and no other provision (including Section 9.04), will govern the allocation between the parties of the economic burden of Transfer Taxes and Other Taxes.

Section 9.03. Tax Sharing. Any and all existing Tax sharing, Tax indemnity or Tax allocation agreements or arrangements between the Company or any Subsidiary and any member of any Limited Tax Group shall be terminated as of the Closing Date. After such date neither the Company, any Subsidiary, Limited Brands nor any Affiliate of Limited Brands shall have any further rights or liabilities thereunder.

Section 9.04. Indemnification by Seller.

(a) Seller hereby indemnifies Buyer and its Affiliates and, after the Closing, the Company and the Subsidiaries against and agrees to hold them harmless from any (i) Indemnified Tax of the Company or any Subsidiary relating to a Pre-Closing Tax Period and (ii) liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses) arising out of or incident to the imposition, assessment or assertion of any Tax described in (i), including those liabilities, costs and expenses incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by the Company or any Subsidiary after the Closing (the sum of (i) and (ii) being referred to as a “Tax Loss”).

(b) For purposes of this Section 9.04, in the case of any Indemnified Tax that is payable for a Straddle Period, the portion of such Indemnified Tax related to the portion of such Straddle Period ending on the Closing Date based on or measured by income or receipts of the Company or any of its Subsidiaries shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Indemnified Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Indemnified Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

(c) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 9.04 is asserted against the Company, any Subsidiary or any of its Affiliates, the Company, the Subsidiary or the Affiliate shall notify Seller of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request. Seller may discharge, at any time, its indemnification obligation under this Section 9.04 by paying to the Company, the Subsidiary or the Affiliate the amount of the applicable Tax Loss, calculated on the date of such payment subject to the approval of Buyer. Seller shall have the right to assume and control at its own expense, and the Company, the Subsidiary or the Affiliate shall take all steps reasonably requested by Seller in order to fully effectuate Seller’s assumption and control of, the conduct of any contest or proceeding (including, without limitation, a Tax audit) relating to Federal Taxes, Combined Taxes or any other Taxes for which indemnification may be sought from Seller under this Section 9.04. Without limiting the foregoing, in order to effectuate such assumption and control, the Company, the Subsidiaries and the Company’s Affiliates hereby authorize and appoint as their exclusive agents Seller and any other person Seller may designate to conduct any such contest or proceeding and to take all actions and make, in Seller’s or its designee’s sole discretion, all decisions necessary or incidental to such conduct, including preparing and filing briefs and other submissions, appearing before applicable authorities for conferences and oral arguments, and determining whether and on what terms to settle any such contest or proceeding, and Company, the Subsidiaries and the Company’s Affiliates shall take such further actions as Seller requests to evidence such authority (including without limitation executing powers of attorney). The Company, the Subsidiaries and the Company’s Affiliates shall each have the right, but not the duty, to participate in any such contest or proceeding at its own expense, subject to Seller’s right to control such contest or proceeding as described in the two preceding sentences. Seller shall not settle or conclude any such contest or proceeding addressed by this Section 9.04(c) without Buyer’s approval, not to be unreasonably withheld, if the settlement or proposed resolution of such contest or proceeding could reasonably be expected to adversely affect the Company, any Subsidiary, Buyer or its Affiliates for any taxable period beginning or portion thereof after the Closing Date. Seller shall not be liable under this Section 9.04 for any amount arising out of a contest or proceeding of which Seller was not notified as required under this Section 9.04(c) to the extent that the failure to so notify Seller prejudiced Seller.

(d) Notwithstanding Section 9.04(a), if Seller’s indemnification obligation under this Section 9.04 arises in respect of an adjustment which makes allowable to the Company, any Subsidiary, or any of its Affiliates any deduction, amortization, exclusion from income or other allowance for any taxable period beginning after the Closing Date (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then the Company, its Affiliate or any Subsidiary, as applicable, shall pay over to Seller the tax savings attributable to such Tax Benefit (calculated on a with-and-without basis) as and when realized by the Company, its Affiliate or any Subsidiary, as applicable; provided, however, that the amount paid to Seller pursuant to this provision with respect to any indemnification obligation shall not exceed the amount paid by Seller pursuant to Section 9.04(a) with respect to such indemnification obligation.

ARTICLE 10

EMPLOYEE BENEFITS

Section 10.01. Employee Benefits.

(a) The following terms, as used herein, having the following meanings:

“COBRA” means the “continuation coverage requirements” of “group health plans” as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

“Company Employee” means each individual who is a current or former employee of the Company or any of its Subsidiaries.

“Employee Plan” means each material “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and each material employment, severance, continuation pay, termination pay, layoff, or other similar written contract, arrangement or policy and each material plan or arrangement providing for health, medical, life or other welfare benefit insurance coverage (including any insured, self-insured or other arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, holiday, dependent care assistance, education or vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock purchase, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (1) is or has been entered into, maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates, the Company or any Subsidiary and (2) covers any Company Employee or with respect to which the Company or any Subsidiary has any liability.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is or was, at the relevant time, treated as a single employer under Section 414 of the Code.

“HIPAA” means Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA.

“Stock Plan” means the Limited Brands, Inc. Stock Option and Performance Incentive Plan, as amended from time to time.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Buyer NQDCP	10.05
Buyer’s Welfare Benefit Plans	10.03
Company’s FSA	10.03
Covered Employee	10.03
Defined Benefit Plan	10.02
Multiemployer Plan	10.02
Post-Closing DC Plan	10.04
Seller’s FSA	10.03
Seller Savings Plans	10.04
SRDCP	10.05

Section 10.02. ERISA Representations. Seller represents and warrants to Buyer as of the date hereof that:

(a) Section 10.02(a) of the Disclosure Schedule sets forth each Employee Plan, including all employment agreements to which the Company is a party. With respect to each such Employee Plan, Seller has furnished or made available to Buyer a true and complete copy of the plan document of each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

(b) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, and to the knowledge of Seller no event has occurred before or after the date of such letter that would disqualify such Employee Plan.

(c) Limited Brands, the Company and/or the Subsidiaries have each made full payment of all amounts as required, under applicable Law or the terms of each Employee Plan on behalf of each Company Employee, to have contributed thereto before the Closing Date (including any employee salary reduction contributions described in Section 125 or Section 401(k) of the Code) for all periods through and including the Closing Date, or proper accruals for such contributions have been made and are reflected on the Company’s Balance Sheet and books and records. Limited Brands, the Company and/or the Subsidiaries will pay such contributions to the Employee Plans on behalf of Company Employees in respect of benefits payable, or otherwise made available, to the Company Employees for all periods prior to the Closing Date, or, if any such contributions will not be due prior to the Closing Date, adequate provision for reserves therefor shall be made on the Closing Statement of Net Tangible Assets.

(d) Neither Limited Brands, the Company nor any Subsidiary has within the past six years made any contributions (or has been obligated to make any contributions) on behalf of Company Employees to a “Multiemployer Plan,” as defined in Section 3(37) of ERISA or to a “Defined Benefit Plan,” as defined in Section 3(35) of ERISA. Neither the Company nor any Subsidiary has any liability with respect to a Multiemployer Plan or a Defined Benefit Plan, including without limitation as a result of the Company or any Subsidiary being treated as a single employer with any other Person under Section 414 of the Code.

(e) No Employee Plan provides (or will provide) medical, life insurance or death benefits with respect to former employees (including retirees) of the Company or any Subsidiary, other than benefits that are required to be provided pursuant to (i) Section 4980B of the Code, or (ii) the agreements listed on Section 10.02(e)(ii) of the Disclosure Schedule.

(f) There are no investigations, audits, claims or lawsuits which have been asserted or instituted involving any aspect of any Employee Plan (other than routine benefit claims) which are likely to result in material liability to the Company or any Subsidiary.

(g) Neither the Company, any Subsidiary nor any “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) with respect to any Employee Plan has engaged in a material “prohibited transaction” within the meaning of Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code for which a statutory, administrative, or regulatory exemption is not available.

(h) The consummation of the transactions contemplated by this Agreement will not, separately or together, except as set forth on Section 10.02(h) of the Disclosure Schedule, entitle any Company Employee to receive from the Company or any Subsidiary severance pay, unemployment compensation, or any other payment, or except as set forth in Section 10.07, accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such Company Employee.

(i) Consummation of the transactions contemplated by this Agreement will not result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code. There are no change in control payments payable to Company Employees other than any such payments which are the responsibility of Limited Brands, other than payments in respect of the termination by the Company of such Company Employees after the Closing. There are no retention payments payable to Company Employees other than any such payments which are the responsibility of Limited Brands.

Section 10.03. Compensation and Benefits Following the Closing.

(a) (i) Notwithstanding anything herein to the contrary, for a period from the Closing Date through the one year anniversary of the Closing Date, Buyer shall, or shall cause the Company to, provide all Covered Employees with base compensation, bonus opportunity and benefits that are substantially comparable in the aggregate to the compensation, bonus opportunity and benefits (excluding equity incentive compensation) such Covered Employees were receiving or eligible to receive immediately prior to the Closing Date (excluding equity incentive compensation). For purposes of this Agreement, a “Covered Employee” means each individual who is employed by the Company or its Subsidiaries on the Closing Date, including any such individual on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term disability, long-term disability, military leave, jury duty, or bereavement leave). (ii) Buyer agrees that the Company shall assume and be responsible for, and that neither Seller nor Limited Brands shall have any liability for or in respect of, any and all bonus payments due Company Employees under Limited Brands’ Incentive Compensation Plan in respect of the Spring season performance period ending August 1, 2007 to the extent accrued on the books and records of the Company or its Subsidiaries.

(b) For a period from the Closing Date through the one year anniversary of the Closing Date, Buyer shall, or shall cause the Company to, provide severance benefits to each Covered Employee on terms that are no less favorable than those set forth in Section 10.03 of the Disclosure Schedule.

(c) Buyer shall credit the Covered Employees for service with the Company and its Subsidiaries prior to the Closing Date for purposes of eligibility to participate in, and to receive benefits under, benefit plans following the Closing Date, vesting of benefits, and benefit accrual (provided, however, that credited service for benefit accrual purposes shall apply solely for purposes of vacation, paid time off and severance benefits).

(d) Buyer covenants that the welfare benefit plans in which Covered Employees participate on or following the Closing Date (or, if later, the end of any applicable transition period under the Services Agreement) (“Buyer’s Welfare Benefit Plans”) shall credit each Covered Employee for any coinsurance or deductibles paid prior to the date the Covered Employee becomes a participant in Buyer’s Welfare Benefit Plans, if any, with respect to the calendar year in which such participation commences. Such credit, if any, shall be given for the purpose of satisfying any applicable coinsurance or deductible requirements under any of Buyer’s Welfare Benefit Plans in which the Covered Employee is eligible to participate after the Closing Date (or, if later, the end of the applicable transition period). As of the Closing Date, the Company shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (“Company’s FSA”) for each Covered Employee who, on or prior to the Closing Date, is a participant in a flexible spending account for medical and dependent care expenses under an Employee Plan (“Seller’s FSA”) or who elects to participate in Company’s FSA. Subject to Buyer and the Company being provided all information reasonably necessary to permit the administrator of Company’s FSA to accommodate the inclusion of the Covered Employees in Company’s FSA on the basis described herein, the Company shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each Covered Employee under Company’s FSA with an amount equal to the balance of each such Covered Employee’s account under Seller’s FSA as of immediately prior to the Closing Date. As soon as practicable after the Closing, Seller shall pay to Buyer the net aggregate amount of the account balances credited under the Company’s FSA, if such amount is positive, and the Company shall pay to Seller the net aggregate amount of the account balances credited under Company’s FSA, if such amount is negative.

(e) Buyer covenants that, with respect to the Company Employees, Buyer’s Welfare Benefit Plans shall not treat any transaction contemplated hereby as an event which, in and of itself, would cause the Company Employees to be subject to any preexisting condition limitation and shall otherwise satisfy the requirements of Section 4980B(f) of the Code with respect to any “qualifying events” (as such term is defined under Section 4980B(f)(3) of the Code) that occur under Buyer’s Welfare Benefit Plans on or after the Closing Date.

(f) (i) Buyer, the Company and their Affiliates shall be responsible for and shall indemnify and hold Seller and its Affiliates harmless for all liabilities incurred after the effectiveness of the Closing relating to any employee benefit plan maintained or contributed to by Buyer, the Company, or any Subsidiary or Affiliate thereof, with respect to any Covered Employee; provided that the allocation of liabilities and costs relating to the continued participation under the

Employee Plans by Covered Employees following the Closing Date shall be solely governed by the Services Agreement. For purposes of this Section 10.03, a medical or dental claim shall be “incurred” when the relevant service is provided or item purchased. (ii) Effective as of the Closing Date, the Company shall cause Express to assume all obligations and liabilities of Limited Brands and its Affiliates under the employment agreements listed on Section 10.03(f)(ii) of the Disclosure Schedule.

(g) Except as expressly assumed by the Company under this Section 10.03, Section 10.04 and Section 10.05 or to the extent provided in the Services Agreement, Seller and its Affiliates shall be responsible for and shall indemnify and hold the Company and its Subsidiaries harmless for all liabilities (i) relating to any employee benefit plan currently or formerly maintained or contributed to by Limited Brands, the Company or any Subsidiary or any ERISA Affiliate thereof and (ii) incurred prior to the effectiveness of the Closing with respect to any Company Employee.

(h) The Company’s obligations under this Section 10.03 are in addition to the Company’s obligations under Section 10.04 and Section 10.05.

(i) Nothing contained in this Agreement, express or implied (A) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (B) shall alter or limit the ability of Buyer, the Company or its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (C) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (D) is intended to confer upon any Person any other rights as a third-party beneficiary of this Agreement.

Section 10.04. Savings and Retirement Plan.

(a) Effective as of the Closing Date, Limited Brands shall amend each of the tax-qualified defined contribution plans in which Covered Employees participate (the “Seller Savings Plans”) to cause the active participation of each Covered Employee in the Seller Savings Plans to cease as of the Closing Date.

(b) Seller shall take any steps necessary to (i) cause each Covered Employee to be fully vested in their account balances under the relevant Seller Savings Plan as of the Closing Date and (ii) permit the Covered Employees to receive a distribution of their account balances under each of the Seller Savings Plans as a result of the transactions contemplated by this Agreement. On or following the Closing Date, a tax-qualified savings plan established or maintained by Buyer or one of its affiliates, including the Company, (the “Post-Closing DC

Plan”) shall (if elected by Covered Employees) accept individual rollovers in cash of Covered Employees’ distributions from the Seller Savings Plans, subject to the terms and conditions of the Post-Closing DC Plan and applicable Law. Limited Brands and Buyer shall reasonably cooperate in good faith to effect such transfers or distributions as soon as practicable after the Effective Time.

Section 10.05. Other Employee Plans and Benefit Arrangements. On or prior to the Closing Date, Buyer shall, or shall cause the Company to, establish a nonqualified deferred compensation plan (“Buyer NQDCP”) that mirrors Limited Brands Supplemental Retirement Plan (the “SRDCP”). Seller shall take any steps necessary to cause each Covered Employee participating in the SRDCP to be fully vested in their account balances thereunder as of the Closing Date. Effective as of the Closing Date, Buyer shall cause the Company to (1) accept the transfer (in the form of cash) from Seller of participant account balances from the SRDCP to the Buyer NQDCP with respect to benefits payable to Covered Employees who are participants in the SRDCP as of the Closing Date, and (2) assume all obligations and liabilities attributable to such account balances. On the Closing Date, Seller shall provide Buyer with a true and correct schedule setting forth the following information regarding each Covered Employee who is a participant in the SRDCP on the Closing Date: the name of the Covered Employee, his/her job title, and the amounts credited to his/her SRDCP account as of the Closing Date.

Section 10.06. Necessary Action. Limited Brands, Seller and Buyer agree to take all action, or cause such action to be taken, which may be necessary in order to effectuate the transactions contemplated by this Article, including, without limitation, adopting any necessary amendments to the Employee Plans and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the events contemplated by Section 10.04.

Section 10.07. Stock-Based Compensation. As soon as commercially practicable after the date hereof, Limited Brands shall recommend to the Compensation Committee of its Board of Directors that the Committee cause each outstanding unvested stock option, restricted share or restricted stock unit granted under the Stock Plan and held by a Company Employee that would otherwise become exercisable or vested, as applicable, during the twelve month period following the Closing Date to become exercisable or vested, as applicable, immediately prior to the Closing Date. Subject to the foregoing, following the Closing Date the treatment of all stock options, restricted shares or restricted stock units held by Company Employees, whether vested or unvested, shall be governed by the terms of such options and the Stock Plan. On the Closing Date, the Company shall pay to Limited Brands an amount in cash, not to exceed $7,000,000, equal to the accounting charge recognized by Limited Brands and any other charges or out-of-pocket costs incurred by Limited Brands in connection with the acceleration of unvested stock options, restricted shares or restricted stock units referred to in this Section 10.07. It is understood and agreed that the Closing Payment includes the amounts owed by the Company to Seller pursuant to the preceding sentence.

Section 10.08. Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary rights in any Company Employee (including any beneficiary or dependent thereof).

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligation of Buyer, Limited Brands and Seller. The obligations of Buyer, Limited Brands and Seller to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Law, waiver by the relevant party) of the following conditions:

(a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

(b) No provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

Section 11.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Buyer) of the following further conditions:

(a) (i) Limited Brands and Seller shall have performed or complied in all material respects with all of the agreements and covenants required by the Transaction Documents to be performed or complied with by them at or prior to the Closing Date, (ii) the representations and warranties of Seller and Limited Brands contained in this Agreement and in any certificate or other writing delivered by Seller or Limited Brands pursuant hereto, disregarding any qualifications or exceptions contained in such representations or warranties relating to materiality or Material Adverse Effect, shall be true and accurate at and as of the Closing Date, as if made at and as of such time (other than any representations and warranties that address matters as of a specific date, which shall be true and accurate as of such date), except for any inaccuracies which, individually or in the aggregate, would not constitute a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

(b) Seller or Limited Brands shall have caused the following fully executed documents to be delivered to Buyer:

(i) letters of resignation from the officers and directors of the Company and each Subsidiary, to the extent any such officer or director will remain an employee of Seller or any of its Affiliates after the Closing;

(ii) such documents regarding the corporate organization, existence, authorization and similar matters relating to Limited Brands, Seller, the Company or any Subsidiary as Buyer may reasonably request;

(iii) the Services Agreement;

(iv) the LLC Agreement;

(v) the DC Lease;

(vi) the Covenant Agreement;

(vii) the Master Assignment and Assumption Agreement;

(viii) the Master Sublease;

(ix) the Store Leases Agreement;

(x) the Retained Leases Assignment and Assumption Agreement;

(xi) the Non-LBOS Quitclaim License Agreement;

(xii) the LBOS License Agreement; and

(xiii) the Unconditional Guaranty.

Section 11.03. Conditions to Obligation of Limited Brands and Seller. The obligation of Limited Brands and Seller to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Law, waiver by Seller) of the following further conditions:

(a) (i) Buyer shall have performed or complied in all material respects with all of the agreements, covenants and conditions required by the Transaction Documents to be performed or complied with by it on or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and accurate in all material respects at and as of the Closing Date, as if made at and as of such time (other than any representations and warranties that address matters as of a specific date, which shall be true and accurate as of such date) and (iii) Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

(b) Buyer shall have caused the following documents to be delivered to Seller:

(i) such documents regarding the corporate organization, existence, authorization and similar matters relating to Buyer as Seller may reasonably request; and

(ii) the LLC Agreement.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.01. Survival. None of the representations and warranties of Limited Brands, Seller or Buyer contained in this Agreement shall survive the Closing Date, except that the representations and warranties contained in (i) Section 3.01, Section 3.02, Section 3.05, Section 3.06, Section 3.21, Section 4.01, Section 4.02, Section 5.01, Section 5.02, Section 5.07, Section 5.08 and Section 10.02(i) shall survive until the latest date permitted by Law, and (ii) Section 3.08 and Section 3.16 shall survive until the first anniversary of the Closing Date (the representations and warranties listed in clauses (i) and (ii), the “Surviving Representations and Warranties”). Except as specifically set forth in the preceding sentence, no other representation or warranty of any party set forth in this Agreement will survive the Closing, and no party will have any rights or remedies after the Closing with respect to any misrepresentation of or inaccuracy in any such representation or warranty. Except as otherwise provided in this Agreement, the covenants and agreements of Buyer, Limited Brands and Seller contained in this Agreement shall survive Closing and shall continue in full force and effect indefinitely or for the shorter period specified in this Agreement. Any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to Section 12.01 if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 12.02. Indemnification.

(a) From and after Closing, Limited Brands hereby indemnifies Buyer and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) actually incurred or suffered by Buyer or any of its Affiliates arising out of or resulting from (i) any inaccuracy or breach of any Surviving Representation and Warranty (each such inaccuracy and breach, a “Warranty Breach”) or breach of a covenant, in each case of Limited Brands or Seller contained in this Agreement (it being agreed that, in the case of the inaccuracy or breach of the representation and warranty contained in Section 3.16, in addition to any other rights that Seller may have under this Agreement or under applicable Law, Seller shall first have ten (10) Business Days following delivery of notice by Buyer of an alleged breach thereof to cure such breach to the reasonable satisfaction of Buyer) and (ii) the Retained Litigation.

(b) From and after Closing, Buyer hereby indemnifies Limited Brands and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Limited Brands or any of its Affiliates arising out of or related in any way to any Warranty Breach or breach of a covenant, in each case of Buyer contained in this Agreement.

(c) From and after Closing, the Company hereby indemnifies Limited Brands and its Affiliates against and agrees to hold each of them harmless from any and all Damages actually incurred or suffered by Limited Brands or any of its Affiliates arising out of or related in any way to, to the extent contemplated by Section 7.04(b), any Financial Support Arrangements in connection with the business, liabilities, obligations or operations of the Company or any of its Subsidiaries with respect to which Limited Brands and its Affiliates have not been unconditionally released from their obligations thereunder.

(d) Notwithstanding anything to the contrary herein, (i) Buyer and its Affiliates shall not be indemnified for Damages pursuant to this Section 12.02 (in the absence of fraud or intentional misrepresentation) with respect to any Warranty Breach of the representations and warranties contained in Section 3.08 and Section 3.16 unless and until the aggregate amount of all such Damages exceeds $10,000,000, and then only to the extent of such excess, and (ii) the total liability of Limited Brands to indemnify and hold Buyer and its Affiliates harmless in respect of Damages arising as a result of a Warranty Breach of the representations and warranties contained in Section 3.08 and Section 3.16 shall be limited (in the absence of fraud or intentional misrepresentation) to $100,000,000 in the aggregate.

(e) Notwithstanding any of the provisions of this Article 12, Section 9.04 shall provide the exclusive remedy for Buyer’s and its Affiliates’ (and, after the Closing, the Company’s and its Subsidiaries’) recovery of any Tax Loss from Seller and its Affiliates, and the procedures set forth in Section 9.04 shall govern any claim for indemnification under such provision.

Section 12.03. Procedures.

(a) The party seeking indemnification under Section 12.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control the defense of such Third Party Claim and appoint lead counsel for such defense, in each case at its expense; provided that Limited Brands or its Affiliates shall control the defense of, and appoint the lead counsel in connection with, the Retained Litigation.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 12.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e) Each Indemnified Party must mitigate in accordance with applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit (or, if less, the amount of any such loss previously paid by the Indemnifying Party) to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(f) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 12.02.

Section 12.04. Limitation on Damages.

(a) The amount of any Damages payable under Section 12.02 by the Indemnifying Party shall be net of (i) any amounts recovered by the Indemnified Party under applicable insurance policies and (ii) the amount of any Tax Benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such Damages (net of any Tax detriment arising from receipt of any indemnification payment).

(b) The Indemnifying Party shall not be liable under Section 12.02 for any (i) Damages relating to any matter to the extent that (A) there is included in the Closing Statement of Net Tangible Assets an identifiable liability or reserve (including liabilities or reserves that are not individual line items, but are identifiable components of a line item) specifically relating to such matter (it being understood that the Indemnifying Party shall be liable for the excess of the Damages over such identifiable liability or reserve) or (B) the Indemnified Party had otherwise been compensated for such matter pursuant to the purchase price adjustment mechanism contemplated by Section 2.04 and Section 2.05 (it being understood that the Indemnifying Party shall be liable only for the excess of the Damages over such purchase price adjustment compensation), (ii) special, punitive, indirect or consequential Damages (including diminution in value of the Sold Units) or (iii) Damages for lost profits.

(c) Notwithstanding anything in this Agreement to the contrary, no Damages shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Buyer in the valuation of the Company and its Subsidiaries or their businesses and operations.

Section 12.05. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 12.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (other than from the Company, any Subsidiary, any Affiliate of the Company or any current or former employee or agent of any such Persons) (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 12.06. Exclusivity. Except as specifically set forth in this Agreement, Buyer waives any rights and claims Buyer and its Affiliates may have against Seller and its Affiliates, whether in law or in equity, relating to the Company or any of its Subsidiaries or any of their respective assets, business or operations, the Sold Units or the transactions contemplated hereby, and Seller waives any such rights and claims Seller and its Affiliates may have against

Buyer and its Affiliates, the Company or any of its Subsidiaries, except in either case, any claim for fraud. The rights and claims waived hereby include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty other than fraud. After the Closing, Article 9 and Section 12.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Section 2.05, Section 6.02, Section 7.02, Section 7.04 or Section 7.05) or other claim arising out of this Agreement or the transactions contemplated hereby, other than any claim for fraud. Notwithstanding the foregoing, except as otherwise provided in Article 13, it is understood that nothing herein shall prohibit any party hereto from exercising its rights to seek equitable relief with respect to a breach of covenant or agreement under any Transaction Document.

ARTICLE 13

TERMINATION

Section 13.01. Grounds for Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of Limited Brands and Buyer;

(b) by either Limited Brands or Buyer if the Closing shall not have been consummated on or before July 6, 2007 (the “Termination Date”); provided that neither of the parties may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

(c) by either Buyer, on the one hand, or Limited Brands, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party or any of its Affiliates and such breach is not capable of being satisfied or cured by the Termination Date; or

(d) by either Limited Brands or Buyer if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to Section 13.01(b)-(d) shall give notice of such termination to the other party.

Section 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party (or any Affiliate, stockholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful failure of any party to this Agreement to perform a covenant or agreement contained in this Agreement or (iii) willful breach by any party hereto of any representation or warranty contained herein made as of the date of this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or breach; provided that, notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that if Buyer fails to consummate the transactions contemplated by this Agreement as a result of Buyer’s material breach of this Agreement which is not cured by the Termination Date, then (i) none of Limited Brands, the Company, LBSO or any of their respective Affiliates shall be entitled to equitable relief, including specific performance, with respect to any such failure to consummate the transactions contemplated hereby on account of such breach and (ii) the sole and exclusive remedy of Limited Brands, the Company, LBSO, and each of their respective Affiliates shall be to recover from Buyer the termination fee set forth in the Equity Commitment Letter. The provisions of Section 7.01 (it being understood that all provisions of the Confidentiality Agreement will remain in full force and effect), Section 13.02 and Article 14 shall survive any termination hereof pursuant to Section 13.01.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Express Investment Corp.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, California 94111

Attention: Stefan Kaluzny

Fax: (415) 627-4501

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention: Gary M. Holihan, P.C.

Fax: (312) 861-2200

if to Limited Brands or Seller, to:

Limited Brands, Inc.

Three Limited Parkway

Columbus, Ohio 43230

Attention: Douglas L. Williams

Facsimile No.: 614-415-7188

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

Fax: (212) 450 3800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Each such notice, request or other communication shall be effective (1) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (2) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 14.01.

Section 14.02. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.03. Expenses. Except to the extent otherwise expressly provided in any of the Transaction Documents, at or promptly following Closing, Buyer and Seller shall cause the Company to reimburse each of Buyer and Seller for all reasonable out-of-pocket costs and expenses incurred by each of them as of Closing in connection with the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the Closing and the financing of the transactions contemplated hereby and thereby (collectively, “Transaction Expenses”); provided that the aggregate reimbursement to be paid by the Company to Buyer shall not exceed $14,000,000 and the aggregate reimbursement to paid by the Company to Seller shall not exceed $7,000,000. To the extent any Transaction Expenses are not reimbursed by the Company pursuant to the preceding sentence, all such Transaction Expenses shall be paid by the party incurring such cost or expense. It is understood and agreed that the Closing Payment includes the amounts owed by the Company to Seller pursuant to this Section 14.03.

Section 14.04. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Buyer waives and will not assert, and, after the Closing, will cause the Company and its Subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Limited Brands, the Seller, or any stockholder, officer, employee or director of the Company or any of its Subsidiaries, or any Affiliate of any of the foregoing (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby, by any legal counsel currently representing Limited Brands, the Seller or the Company or any Subsidiary in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby (the “Current Representation”).

(b) Buyer waives and will not assert, and after the Closing, will cause the Company and its Subsidiaries to waive and not to assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, and following the Closing, with the Company or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Limited Brands or Seller; provided that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement, the Transaction Documents or any other agreements or transactions contemplated thereby, or to communications with any Person other than the Designated Persons.

Section 14.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 14.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 14.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, Borough of Manhattan, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of any of the Transaction Documents shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 14.01 shall be deemed effective service of process on such party.

Section 14.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each Transaction Document shall become effective when each party thereto shall have received a counterpart thereof signed by the other party thereto. No Transaction Document is intended to confer upon any Person other than the parties thereto any rights or remedies hereunder.

Section 14.10. Entire Agreement. The Transaction Documents, together with the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto.

Section 14.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.12. Disclosure Schedules; Certain Updates.

(a) The parties acknowledge and agree that (i) the Disclosure Schedule to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer and (ii) the disclosure by Limited Brands or Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Limited Brands or Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any section of the Disclosure Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule reasonably apparent, the matter shall be deemed to have been disclosed in such other section of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section of the Disclosure Schedule. The parties further acknowledge and agree that neither the specification in any provision of this Agreement nor the inclusion in any section of the Disclosure Schedule of any dollar amount or any item or matter is intended to imply or shall be deemed to constitute an acknowledgment by Limited Brands or Seller that such amount (or higher or lower amount) or such item or matter (or other items or matters) are or are not (x) material or rise to the level of any materiality or Material Adverse Effect standard for purposes of this Agreement or the Disclosure Schedule, (y) in the ordinary course of business of the Company or any of its Subsidiaries or (z) required to be disclosed by the terms of this Agreement. No party shall use the fact of any such specification or inclusion (or lack thereof) in any dispute or controversy among the parties as to the foregoing matters.

(b) The parties acknowledge and agree that certain schedules contained in the Store Leases Agreement, the Master Assignment and Assumption Agreement, the Master Sublease, Schedule IV – Appendices A and B of the Services Agreement and Section 7.04 of the Disclosure Schedule may be updated by Seller prior to Closing in order to reflect changes thereto resulting from the ordinary course of business of the Company and its Subsidiaries from the date hereof until Closing (it being understood that Seller or Limited Brands shall not increase the aggregate amount of the Financial Support Arrangements above the amount outstanding on the date hereof).

[Remainder of page intentionally left blank; next page is signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPRESS INVESTMENT CORP.

By:	/s/ Stefan Kaluzny
	Name:	Stefan Kaluzny
	Title:	President

LIMITED BRANDS STORE OPERATIONS, INC.

By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
	Title:	SVP, General Counsel

LIMITED BRANDS, INC.

By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
	Title:	SVP, General Counsel

EXPRESS HOLDING, LLC

By:	Limited Brands Store Operations, Inc.: Member

By:	/s/ Douglas L. Williams
	Name:	Douglas L. Williams
	Title:	SVP, General Counsel

EXPRESS HOLDING, LLC

By:	EXP Investments, Inc.: Member

By:	/s/ Timothy J. Faber
	Name:	Timothy J. Faber
	Title:	Vice President